Prospect Capital Releases March 2021 Quarterly Results, Announces Net Investment Income of $0.19 and 5% Increase in Net Asset Value per Common Share, and Declares Stable Monthly Cash Common and Preferred Share Distributions

NEW YORK, May 10, 2021 (GLOBE NEWSWIRE) -– Prospect Capital Corporation (NASDAQ: PSEC) (“Prospect”, “our”, or “we”) today announced financial results for our fiscal quarter ended March 31, 2021.

FINANCIAL RESULTS

All amounts in $000’s except per share amounts (on weighted average basis for period numbers)	Quarter Ended	Quarter Ended	Quarter Ended
	March 31, 2021	December 31, 2020	March 31, 2020

Net Investment Income (“NII”)	$73,402	$81,561	$68,476 89.8%
Basic NII per Common Share	$0.19	$0.21	$0.19
Interest as % of Total Investment Income	87.5%	84.0%	89.8%

Net Income (Loss) attributable to Common Stockholders	$246,008	$305,921	($185,699)
Basic Net Income (Loss) per Common Share	$0.64	$0.80	($0.51)

Distributions to Common Shareholders	$69,603	$68,824	$66,192
Distributions per Common Share	$0.18	$0.18	$0.18

Since Oct 2017 NII per Common Share	$2.74	$2.55	$2.04
Since Oct 2017 Distributions per Common Share	$2.52	$2.34	$1.80
Since Oct 2017 NII Less Distributions per Common Share	$0.22	$0.21	$0.24

Net Asset Value (“NAV”) to Common Shareholders	$3,634,940	$3,442,734	$2,933,375
NAV per Common Share	$9.38	$8.96	$7.98

Net of Cash Debt to Equity Ratio(1)	56.5%	61.1%	74.1% 236% 92.5% 100%
Net of Cash Asset Coverage of Debt Ratio	276%	262%	233%

Unsecured Debt as % of Total Debt	84.3%	86.8%	92.5%
Unsecured and Non-Recourse Debt as % of Total Debt	100.0%	100.0%	100.0%

(1)Including our preferred stock as equity.

CASH COMMON SHAREHOLDER DISTRIBUTION DECLARATION

Prospect is declaring distributions to common shareholders as follows:

Monthly Cash Common Shareholder Distribution	Record Date	Payment Date	Amount ($ per share)
May 2021	5/27/2021	6/17/2021	$0.0600
June 2021	6/28/2021	7/22/2021	$0.0600
July 2021	7/28/2021	8/19/2021	$0.0600
August 2021	8/27/2021	9/23/2021	$0.0600

These monthly cash distributions represent the 45th, 46th, 47th, and 48th consecutive $0.06 per share distributions to common shareholders.
Prospect expects to declare September and October 2021 distributions to common shareholders in August 2021.
Based on the declarations above, Prospect’s closing stock price of $8.16 at May 7, 2021 delivers to our common shareholders an annualized distribution yield of 8.8%.

Taking into account past distributions and our current share count for declared distributions, and since inception through our August 2021 declared distribution, Prospect will have distributed $18.84 per share to original common shareholders, aggregating approximately $3.4 billion in cumulative distributions to all common shareholders.

Since October 2017, our NII per common share has aggregated $2.74 while our common shareholder distributions per share have aggregated $2.52, resulting in our NII exceeding distributions during this period by $0.22 per common share.

Initiatives focused on enhancing accretive NII per share growth include (1) our recently announced $1 billion targeted perpetual preferred stock offering, (2) a greater utilization of our cost efficient revolving credit facility (with an incremental cost of approximately 1.46% at today’s one month Libor), (3) retirement of higher cost liabilities (including multiple recent tender offers and repurchases), (4) issuing lower cost notes (including recent five year senior unsecured notes with coupons of approximately 3.0% to 3.7%), and (5) increased originations of senior secured debt and selected equity investments to deliver targeted risk-adjusted yields and total returns as we deploy available capital from our current underleveraged balance sheet.

Our senior management team and employee insider ownership aggregate approximately 28% of shares outstanding, representing over $1 billion of our net asset value.

All amounts in $000’s except per share amounts	Nine Months Ended	Nine Months Ended
	March 31, 2021	March 31, 2020

Net Investment Income (“NII”)	$212,508	$207,421
Basic NII per Common Share	$0.56	$0.56

Net Income (Loss) attributable to Common Stockholders	$719,675	$(178,837)
Basic Net Income (Loss) per Common Share	$1.89	$(0.49)

Distributions to Common Shareholders	$206,288	$198,455
Distributions per Common Share	$0.54	$0.54

CASH PREFERRED SHAREHOLDER DISTRIBUTION DECLARATION

Prospect is declaring distributions to preferred shareholders at an annual rate of 5.50% of the stated value of $25 per share, from the date of issuance or, if later, from the most recent dividend payment date, as follows:

Monthly Cash Preferred Shareholder Distribution	Record Date	Payment Date	Monthly Amount ($ per share), before pro ration for partial periods
June 2021	6/16/2021	7/1/2021	$0.114583
July 2021	7/21/2021	8/2/2021	$0.114583
August 2021	8/18/2021	9/1/2021	$0.114583

PORTFOLIO UPDATE AND INVESTMENT ACTIVITY

All amounts in $000’s except per unit amounts	As of	As of
	March 31, 2021	December 31, 2020

Total Investments (at fair value)	$5,883,328	$5,625,405
Number of Portfolio Companies	123	122

Secured First Lien	51.8%	47.3%
Other Senior Secured Debt	15.2%	21.2%
Subordinated Structured Notes	12.8%	13.3%
Unsecured and Other Debt	0.1%	0.0%
Equity Investments	20.1%	18.2%
Mix of Investments with Underlying Collateral Security	79.8%	81.8%

Annualized Current Yield – All Investments	9.4%	9.9%
Annualized Current Yield – Performing Interest Bearing Investments	11.8%	12.2%

Top Industry Concentration(1)	16.7%	16.2%
Retail Industry Concentration(1)	0.0%	0.0%
Energy Industry Concentration(1)	1.3%	1.2%
Hotels, Restaurants & Leisure Concentration(1)	0.4%	0.4%

Non-Accrual Loans as % of Total Assets (2)	0.7%	0.7%

Middle-Market Loan Portfolio Company Weighted Average EBITDA(3)	$81,933	$83,092
As of the quarter ended March 31, 2020, Prospect had a 5.05x middle-market loan portfolio company weighted average net debt leverage ratio.
(1)Excluding our underlying industry-diversified structured credit portfolio.
(2)Calculated at fair value.
(3)For additional disclosure see “Middle-Market Loan Portfolio Company Weighted Average EBITDA and Net Leverage” at the end of this release.

During the March 2021 and December 2020 quarters, investment originations and repayments were as follows:

All amounts in $000’s	Quarter Ended	Quarter Ended
	March 31, 2021	December 31, 2020

Total Originations	$258,419	$345,578

Middle-Market Lending	77.2%	75.0%
Real Estate	17.8%	24.8%
Middle-Market Lending / Buyout	5.0%	0.2%

Total Repayments	$182,458	$338,011

Originations, Net of Repayments	$75,961	$7,567

Note: For additional disclosure see “Primary Origination Strategies” at the end of this release.

We have invested in subordinated structured notes benefiting from individual standalone financings non-recourse to Prospect, with our risk limited in each case to our net investment. At March 31, 2021 and December 31, 2020, our subordinated structured note portfolio at fair value consisted of the following:

All amounts in $000’s except per unit amounts	As of	As of
	March 31, 2021	December 31, 2020

Total Subordinated Structured Notes	$750,603	$745,390

# of Investments	39	39

TTM Average Cash Yield(1)(2)	13.7%	13.4%
Annualized Cash Yield(1)(2)	18.6%	17.2%
Annualized GAAP Yield on Fair Value(1)(2)	15.2%	16.8%
Annualized GAAP Yield on Amortized Cost(2)	10.4%	11.4%

Cumulative Cash Distributions	$1,291,282	$1,256,426
% of Original Investment	91.9%	89.8%

# of Underlying Collateral Loans	1,718	1,677
Total Asset Base of Underlying Portfolio	$16,806,835	$17,063,856

Prospect TTM Default Rate	1.71%	2.06%
Broadly Syndicated Market TTM Default Rate	3.15%	3.83%
Prospect Default Rate Outperformance vs. Market	1.44%	1.77%

(1)Calculation based on fair value.
(2)Excludes investments being redeemed.

To date, including called investments being redeemed, we have exited nine subordinated structured notes totaling $263.4 million with an expected pooled average realized IRR of 16.7% and cash on cash multiple of 1.48 times.
Since December 31, 2017 through today, 28 of our subordinated structured note investments have completed multi-year extensions of their reinvestment periods (typically at reduced liability spreads and with increased weighted average life asset benefits). We believe further long-term optionality upside exists in our structured credit portfolio through additional refinancings and reinvestment period extensions.

To date during the June 2021 quarter, we have completed new and follow-on investments as follows:

All amounts in $000’s	Quarter Ended
June 30, 2021

Total Originations	$67,062

Middle-Market Lending	91.9%
Subordinated Structured Notes	8.1%

Total Repayments	$84,725
Originations, Net of Repayments	$(17,663)

Note: For additional disclosure see “Primary Origination Strategies” at the end of this release.
CAPITAL AND LIQUIDITY

Our multi-year, long-term laddered funding profile includes a revolving credit facility (with 32 lenders, an increase of two lenders from before our recent extension), program notes, listed baby bonds, institutional bonds, convertible bonds, and preferred stock under our newly launched preferred stock offering program. We have retired upcoming maturities, including a recent retirement in February 2021, and as of today have zero debt maturing until July 2022.
On April 28, 2021, we completed an amendment and upsizing of our existing revolving credit facility (the “Facility”) for Prospect Capital Funding, extending the term 5.0 years from such date. Pricing for amounts drawn under the Facility is one-month Libor plus 2.05%, a decrease of 0.15% from before our extension. Undrawn pricing (1) was reduced by 0.30% for above 35% and up to 60% utilization and (2) was reduced by 0.10% for above 60% utilization. Our extended facility also has improved borrowing base benefits due to a change in concentration baskets, which we estimate increased our borrowing base by approximately $150 million.
The combined amount of our balance sheet cash and undrawn revolving credit facility commitments currently stands at approximately $814 million. Our total unfunded eligible commitments to non-control portfolio companies totals approximately $24 million.

All amounts in $000’s	As of March 31, 2021	As of December 31, 2020	As of March 31, 2020
Net of Cash Debt to Equity Ratio(1)	56.5%	61.1%	74.1%
% of Interest-Bearing Assets at Floating Rates	86.7%	86.7%	86.1%
% of Liabilities at Fixed Rates	84.3%	86.8%	92.5%

% of Floating Loans with Libor Floors	91.7%	89.6%	90.1%
Weighted Average Libor Floor	1.68%	1.62%	1.55%

Unencumbered Assets	$4,401,757	$4,208,925	$3,561,643
% of Total Assets	73.3%	73.8%	68.3%

(1)Including our preferred stock as equity.

The below table summarizes our March 2021 quarter term debt issuance and repurchase/repayment activity:

All amounts in $000’s	Principal	Coupon	Maturity
Debt Issuances
2026 Notes	$400,000	3.706%	January 2026
Prospect Capital InterNotes®	$28,095	1.50% – 4.50%	January 2024 – April 2031
Debt Repurchases/Repayments
2022 Notes	$51,817	4.95%	July 2022
2023 Notes	$4,945	5.875%	March 2023
6.375% 2024 Notes	$8,385	6.375%	January 2024
2024 Notes	$233,788	6.250%	June 2024
2025 Notes	$45,082	6.375%	March 2025
Prospect Capital InterNotes®	$113,822	4.00% - 6.750%	September 2023 – September 2043

$1.0825 billion of Facility commitments have closed to date with 32 lenders. An accordion feature allows the Facility, at Prospect's discretion, to accept up to $1.5 billion of commitments. The Facility matures April 27, 2026. The Facility includes a revolving period that extends through April 27, 2025, followed by an additional one-year amortization period.
We currently have seven separate unsecured debt issuances aggregating $1.2 billion outstanding, not including our program notes, with laddered maturities extending to June 2029. At March 31, 2021, $673.3 million of program notes were outstanding with laddered maturities through October 2043.
On August 3, 2020, we launched a $1 billion 5.50% perpetual preferred stock offering program. Prospect expects to use the net proceeds from the offering program to maintain and enhance balance sheet liquidity, including repaying our credit facility and purchasing high quality short-term debt instruments, and to make long-term investments in accordance with our investment objective. The preferred stock provides Prospect with a diversified source of accretive fixed-rate capital without creating maturity risk due to the perpetual term. To date we have raised over $80 million in aggregate issuance of our perpetual preferred stock.
In connection with the preferred stock offering program, effective August 3, 2020 and as amended on October 30, 2020, we adopted and amended, respectively, a Preferred Stock Dividend Reinvestment Plan, pursuant to which holders of the preferred stock will have dividends on their preferred stock automatically reinvested in additional shares of such preferred stock at a price per share of $25.00, if they elect.
Prospect holds recently reaffirmed or initiated investment grade company ratings from Standard & Poor’s (BBB-), Moody’s (Baa3), Kroll (BBB-), Egan-Jones (BBB), and DBRS (BBB (low)). Maintaining our investment grade ratings with prudent asset, liability, and risk management is an important objective for Prospect.
DIVIDEND REINVESTMENT PLAN
We have adopted a dividend reinvestment plan (also known as a “DRIP”) that provides for reinvestment of our distributions on behalf of our shareholders, unless a shareholder elects to receive cash. On April 17, 2020, our board of directors approved amendments to the Company’s DRIP, effective May 21, 2020. These amendments principally provide for the number of newly-issued shares pursuant to the DRIP to be determined by dividing (i) the total dollar amount of the distribution payable by (ii) 95% of the closing market price per share of our stock on the valuation date of the distribution (providing a 5% discount to the market price of our common stock), a benefit to shareholders who participate.

HOW TO PARTICIPATE IN OUR DIVIDEND REINVESTMENT PLAN
Shares held with a broker or financial institution
Many shareholders have been automatically “opted out” of our DRIP by their brokers. Even if you have elected to automatically reinvest your PSEC stock with your broker, your broker may have “opted out” of our DRIP (which utilizes DTC’s dividend reinvestment service), and you may therefore not be receiving the 5% pricing discount. Shareholders interested in participating in our DRIP to receive the 5% discount should contact their brokers to make sure each such DRIP participation election has been made through DTC. In making such DRIP election, each shareholder should specify to one’s broker the desire to participate in the "Prospect Capital Corporation DRIP through DTC" that issues shares based on 95% of the market price (a 5% discount to the market price) and not the broker's own "synthetic DRIP” plan (if any) that offers no such discount. Each shareholder should not assume one’s broker will automatically place such shareholder in our DRIP through DTC. Each shareholder will need to make this election proactively with one’s broker or risk not receiving the 5% discount. Each shareholder may also consult with a representative of such shareholder’s broker to request that the number of shares the shareholder wishes to enroll in our DRIP be re-registered by the broker in the shareholder’s own name as record owner in order to participate directly in our DRIP.
Shares registered directly with our transfer agent
If a shareholder holds shares registered in the shareholder’s own name with our transfer agent (less than 0.1% of our shareholders hold shares this way) and wants to make a change to how the shareholder receives dividends, please contact our plan administrator, American Stock Transfer and Trust Company LLC by calling (888) 888-0313 or by mailing American Stock Transfer and Trust Company LLC, 6201 15th Avenue, Brooklyn, New York 11219.
EARNINGS CONFERENCE CALL
Prospect will host an earnings call on Tuesday, May 11, 2021 at 11:00 am. Eastern Time. Dial 888-338-7333. For a replay prior to June 10, 2021 visit www.prospectstreet.com or call 877-344-7529 with passcode 10156358.

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(in thousands, except share and per share data)

	March 31, 2021	June 30, 2020

Assets	(Unaudited)	(Audited)
Investments at fair value:
Control investments (amortized cost of $2,425,409 and $2,286,725, respectively)	$2,721,942	$2,259,292
Affiliate investments (amortized cost of $168,350 and $163,484, respectively)	299,985	187,537
Non-control/non-affiliate investments (amortized cost of $3,321,382 and $3,332,509, respectively)	2,861,401	2,785,499
Total investments at fair value (amortized cost of $5,915,141 and $5,782,718, respectively)	5,883,328	5,232,328
Cash	100,989	44,561
Receivables for:
Interest, net	10,188	11,712
Other	285	106
Deferred financing costs on Revolving Credit Facility	7,510	9,145
Due from broker	2,955	1,063
Prepaid expenses	195	1,248
Due from Affiliate	38	—
Total Assets	6,005,488	5,300,163
Liabilities
Revolving Credit Facility	343,537	237,536
Prospect Capital InterNotes® (less unamortized debt issuance costs of $12,307 and $12,802, respectively)	660,973	667,427
Public Notes (less unamortized debt issuance costs of $14,259 and $11,613, respectively)	892,342	782,106
Convertible Notes (less unamortized debt issuance costs of $4,518 and $8,892, respectively)	262,755	450,598
Due to broker	48,669	1
Due to Prospect Capital Management	47,441	42,481
Dividends payable	23,249	22,412
Interest payable	16,731	29,066
Due to Prospect Administration	3,745	7,000
Accrued expenses	3,431	3,648
Other liabilities	775	2,027
Total Liabilities	2,303,648	2,244,302
Commitments and Contingencies
Net Assets	$3,701,840	$3,055,861

Components of Net Assets
Convertible preferred stock, par value $0.001 per share (140,000,000 shares authorized, with 40,000,000 shares of preferred stock authorized for each of the Series A1, Series M1, and Series M2 shares and 20,000,000 shares of preferred stock authorized for the Series AA1 shares; 2,654,253 and 0 Series A1 shares issued and outstanding, respectively; 0 and 0 Series AA1 shares issued and outstanding, respectively; 21,760 and 0 Series M1 shares issued and outstanding, respectively; and 0 and 0 Series M2 shares issued and outstanding, respectively)	$ 66,900	$ —
Common stock, par value $0.001 per share (1,860,000,000 common shares authorized; 387,400,554 and 373,538,499 issued and outstanding, respectively)	387	374
Paid-in capital in excess of par	4,039,776	3,986,417
Total distributable loss	(405,223)	(930,930)
Net Assets	$3,701,840	$3,055,861
Net Asset Value Per Common Share	$9.38	$8.18

	Three Months Ended March 31,		Nine Months Ended March 31,
	2021	2020	2021	2020
Investment Income
Interest income:
Control investments	$52,056	$51,833	$151,416	$152,301
Affiliate investments	6,145	2,623	24,333	5,325
Non-control/non-affiliate investments	52,846	57,960	156,125	179,062
Structured credit securities	28,536	26,390	84,735	88,733
Total interest income	139,583	138,806	416,609	425,421
Dividend income:
Control investments	1,384	2,267	3,645	9,335
Non-control/non-affiliate investments	18	310	62	1,005
Total dividend income	1,402	2,577	3,707	10,340
Other income:
Control investments	15,877	9,440	45,493	34,012
Affiliate investments	38	—	102	—
Non-control/non-affiliate investments	2,556	3,678	8,717	8,528
Total other income	18,471	13,118	54,312	42,540
Total Investment Income	159,456	154,501	474,628	478,301
Operating Expenses
Base management fee	29,183	26,625	83,866	82,631
Income incentive fee	18,251	17,119	53,354	51,855
Interest and credit facility expenses	32,773	37,646	100,549	113,603
Allocation of overhead from Prospect Administration	2,685	4,096	10,768	13,601
Audit, compliance and tax related fees	989	421	2,267	2,729
Directors’ fees	113	113	339	339
Other general and administrative expenses	2,060	5	10,977	6,122
Total Operating Expenses	86,054	86,025	262,120	270,880
Net Investment Income	73,402	68,476	212,508	207,421
Net Realized and Net Change in Unrealized Gains (Losses) from Investments
Net realized gains (losses)
Control investments	121	—	2,953	—
Affiliate investments	745	—	4,469	—
Non-control/non-affiliate investments	15	26	29	(263)
Net realized gains (losses)	881	26	7,451	(263)
Net change in unrealized gains (losses)
Control investments	142,379	(97,444)	323,967	(172,328)
Affiliate investments	21,876	(9,516)	107,582	20,746
Non-control/non-affiliate investments	20,705	(150,037)	87,028	(231,766)
Net change in unrealized gains (losses)	184,960	(256,997)	518,577	(383,348)
Net Realized and Net Change in Unrealized Gains (Losses) from Investments	185,841	(256,971)	526,028	(383,611)
Net realized (losses) gains on extinguishment of debt	(12,835)	2,796	(18,415)	(2,647)
Net Increase (Decrease) in Net Assets Resulting from Operations	$246,408	$(185,699)	$720,121	$(178,837)
Preferred stock dividend	400	—	446	—
Net Increase (Decrease) in Net Assets Resulting from Operations attributable to Common Stockholders	$246,008	$(185,699)	$719,675	$(178,837)

	Three Months Ended March 31,				Nine Months Ended March 31,
	2021		2020		2021		2020
Per Share Data - Basic
Net asset value per common share at beginning of period	$8.96		$8.66		$8.18		$9.01
Net investment income(1)	0.19		0.19		0.56		0.56
Net realized and change in unrealized gains (losses) (1)	0.45		(0.70)		1.33		(1.05)
Net increase (decrease) from operations (5)	0.64		(0.51)		1.89		(0.49)
Distributions of net investment income to preferred stockholders		(3)	—	(4)		(3)	—	(4)
Distributions of net investment income to common stockholders	(0.18)		(0.08)		(0.51)		(0.41)
Return of Capital to common stockholders		(6)	(0.10)		(0.03)	(6)	(0.13)
Common stock transactions(2)	(0.02)		—	(3)	(0.11)		(0.01)
Offering costs from issuance of preferred stock	(0.01)		—	(4)	(0.02)		—	(4)
Net asset value per common share at end of period	$9.38		$7.98		$9.38		$7.98

(1)Per share data amount is based on the weighted average number of common shares outstanding for the period presented (except for dividends to stockholders which is based on actual rate per share).
(2)Common stock transactions include the effect of our issuance of common stock in public offerings (net of underwriting and offering costs), shares issued in connection with our common stock dividend reinvestment plan, common shares issued to acquire investments and common shares repurchased below net asset value pursuant to our Repurchase Program, and common shares issued pursuant to the Holder Optional Conversion of our preferred stock.
(3)Amount is less than $0.01.
(4)Not applicable for the respective fiscal period.
(5)Diluted net increase from operations was $0.63 and $1.88 for the three and nine months ended March 31, 2021.
(6)Not finalized for the respective fiscal period.

MIDDLE-MARKET LOAN PORTFOLIO COMPANY WEIGHTED AVERAGE EBITDA AND NET LEVERAGE

Middle-Market Loan Portfolio Company Weighted Average Net Leverage (“Middle-Market Portfolio Net Leverage”) and Middle-Market Loan Portfolio Company Weighted Average EBITDA (“Middle-Market Portfolio EBITDA”) provide clarity into the underlying capital structure of PSEC’s middle-market loan portfolio investments and the likelihood that PSEC’s overall portfolio will make interest payments and repay principal.
Middle-Market Portfolio Net Leverage reflects the net leverage of each of PSEC’s middle-market loan portfolio company debt investments, weighted based on the current fair market value of such debt investments. The net leverage for each middle-market loan portfolio company is calculated based on PSEC’s investment in the capital structure of such portfolio company, with a maximum limit of 10.0x adjusted EBITDA. This calculation excludes debt subordinate to PSEC’s position within the capital structure because PSEC’s exposure to interest payment and principal repayment risk is limited beyond that point. Additionally, subordinated structured notes, other structured credit, real estate investments, investments for which EBITDA is not available, and equity investments, for which principal repayment is not fixed, are also not included in the calculation. The calculation does not exceed 10.0x adjusted EBITDA for any individual investment because 10.0x captures the highest level of risk to PSEC. Middle-Market Portfolio Net Leverage provides PSEC with some guidance as to PSEC’s exposure to the interest payment and principal repayment risk of PSEC’s overall debt portfolio. PSEC monitors its Middle-Market Portfolio Net Leverage on a quarterly basis.

Middle-Market Portfolio EBITDA is used by PSEC to supplement Middle-Market Portfolio Net Leverage and generally indicates a portfolio company’s ability to make interest payments and repay principal. Middle-Market Portfolio EBITDA is calculated using the EBITDA of each of PSEC’s middle-market loan portfolio companies, weighted based on the current fair market value of the related investments. The calculation provides PSEC with insight into profitability and scale of the portfolio companies within our overall debt investments.

These calculations include addbacks that are typically negotiated and documented in the applicable investment documents, including but not limited to transaction costs, share-based compensation, management fees, foreign currency translation adjustments and other nonrecurring transaction expenses.

Together, Middle-Market Portfolio Net Leverage and Middle-Market Portfolio EBITDA assist PSEC in assessing the likelihood that PSEC will timely receive interest and principal payments. However, these calculations are not meant to substitute for an analysis of PSEC’s our underlying portfolio company debt investments, but to supplement such analysis.

PRIMARY ORIGINATION STRATEGIES

Middle-Market Lending - We make directly-originated, agented loans to companies, including companies which are controlled by private equity sponsors and companies that are not controlled by private equity sponsors (such as companies that are controlled by the management team, the founder, a family or public shareholders). This debt can take the form of first lien, second lien, unitranche or unsecured loans. These loans typically have equity subordinate to our loan position. We may also purchase selected equity co-investments in such companies. In addition to directly-originated, agented loans, we also invest in senior and secured loans, syndicated loans and high yield bonds that have been sold to a club or syndicate of buyers, both in the primary and secondary markets. These investments are often purchased with a long term, buy-and-hold outlook, and we often look to provide significant input to the transaction by providing anchoring orders.
Middle-Market Lending / Buyout - This strategy involves purchasing senior and secured yield-producing debt and controlling equity positions in operating companies across various industries. We believe this strategy provides enhanced certainty of closure to sellers, and the opportunity for management to continue in their current roles. These investments are often structured in tax-efficient partnerships, enhancing returns.
Real Estate - We purchase debt and controlling equity positions in tax-efficient real estate investment trusts (“REIT” or “REITs”). The real estate investments of National Property REIT Corp. (“NPRC”) are in various classes of developed and occupied real estate properties that generate current yields, including multi-family properties, student housing, and self-storage. NPRC seeks to identify properties that have historically attractive occupancy rates and recurring cash flow generation. NPRC generally co-invests with established and experienced property management teams that manage such properties after acquisition.
Subordinated Structured Notes - We make investments in structured credit, often taking a significant position in subordinated structured notes (equity) and rated secured structured notes (debt). The underlying portfolio of each structured credit investment is diversified across approximately 100 to 200 broadly syndicated loans and does not have direct exposure to real estate, mortgages, or consumer-based credit assets. The structured credit portfolios in which we invest are managed by established collateral management teams with many years of experience in the industry.

ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a business development company that focuses on lending to and investing in private businesses. Our investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.
We have elected to be treated as a business development company under the Investment Company Act of 1940 (“1940 Act”). We are required to comply with regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state rules and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, whose safe harbor for forward-looking statements does not apply to business development companies. Any such statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under our control, and that we may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from any forward-looking statements. Such statements speak only as of the time when made. We undertake no obligation to update any such statement now or in the future.
For additional information, contact:
Grier Eliasek, President and Chief Operating Officer
grier@prospectcap.com
Telephone (212) 448-0702